Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, relating to the consolidated financial statements of ClearSign Technologies Corporation, which appears in the Annual Report on Form 10-K of ClearSign Technologies Corporation for the year ended December 31, 2022.

/s/ BPM CPA LLP

March 31, 2023

Santa Monica, California